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BHZ BOULAY, HEUTMAKER, ZIBELL & CO. P.L.L.P.
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS
[LETTERHEAD]

                                August 16, 1999


Securities and Exchange Commission
Mail Stop 9-5
450 5th Street Northwest
Washington, DC 20549

Ladies/gentlemen:

We have read and agree with the comments in Item 4 of the Form 8-K of Celox Laboratories, Inc. dated August 12, 1999.

Very Truly Yours,

/s/ Boulay, Heutmaker, Zibell & Co. PLLP
Boulay, Heutmaker, Zibell & Co. PLLP